As filed with the Securities and Exchange Commission on June 25, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PROCENTURY CORPORATION
(Exact name of Registrant as specified in its charter)

Ohio	6331	33-0480482
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

465 Cleveland Ave.
Westerville, Ohio 43082
(614) 895-2000
(Address, including zip code, and telephone number,
including area code, of each registrant’s principal executive offices)

Edward F. Feighan
President and Chief Executive Officer
ProCentury Corporation
465 Cleveland Ave.
Westerville, Ohio 43082
(614) 895-2000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

John M. Gherlein, Esq.
Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114
(216) 621-0200

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Shares(2)	Offering Price	Fee
Common Shares, without par value(1)	3,000,000	$16.90	$50,700,000	$1,557.00

(1)	The securities that may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of common shares that may become issuable as a result of any stock split, stock dividend or similar event.

(2)	Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the high and low selling prices per share of the common shares as reported on the NASDAQ Global Market on June 21, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED JUNE 25, 2007.

PROSPECTUS

3,000,000 Shares

 Corporation

COMMON SHARES

We may use this prospectus to offer and sell up to 3,000,000 of our common shares at various times in connection with future business combinations involving our company or its subsidiaries. The common shares covered by this prospectus may be issued in connection with mergers, consolidations, recapitalizations or similar plans of acquisition, purchases of some or all of the assets of a business or exchanges for the outstanding securities, obligations or other interests of a business.

We expect that the specific terms of each business combination in which the common shares will be issued will be negotiated with the owners or other controlling persons of the businesses involved. Generally, the common shares covered by the prospectus that are issued in a business combination will be valued at a price based on their market value at the time the business combination is agreed upon or at the time they are delivered pursuant to the combination, at a price based on average market prices for periods ending at or near these times or on such other basis as the parties may agree.

We do not expect that underwriting discounts or commissions will be paid in connection with the issuances of the common shares under this prospectus. However, brokers’ commissions or finders’ fees may be paid at various times in connection with specific business combinations. Any person receiving these fees may be deemed an underwriter within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any profit on the resale of the common shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

Our common shares are quoted on the NASDAQ Global Market under the symbol “PROS.” The last reported sale price of the common shares on the NASDAQ Global Market on June 22, 2007 was $16.64 per share.

Investing in our common shares involves risks. Before making an investment in our company, you should consider carefully the Risk Factors beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

This prospectus incorporates important business and financial information about us that is not included with this document. To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in any such documents), call or write ProCentury Corporation, 465 Cleveland Avenue, Westerville, Ohio 43082, Attention: Jeffrey Racz, Investor Relations, telephone number (614) 895-2000. In order to obtain timely delivery of such information, you must request the information no later than five business days before the date you must make your investment decision.

When used in this prospectus, the terms “ProCentury,” “we,” “our” and “us” refer to ProCentury Corporation and its consolidated subsidiaries, unless otherwise specified.

PROSPECTUS SUMMARY

We may use this prospectus to offer and sell up to 3,000,000 of our common shares at various times in connection with future business combinations involving our company or its subsidiaries. The common shares covered by this prospectus may be issued in connection with mergers, consolidations, recapitalizations or similar plans of acquisition, purchases of some or all of the assets of a business or exchanges for the outstanding securities, obligations or other interests of a business.

We expect that the specific terms of each business combination in which the common shares will be issued will be negotiated with the owners or other controlling persons of the businesses involved. Generally, the common shares covered by the prospectus that are issued in a business combination will be valued at a price based on their market value at the time the business combination is agreed upon or at the time they are delivered pursuant to the combination, at a price based on average market prices for periods ending at or near these times or on such other basis as the parties may agree.

The common shares we offer and sell pursuant to this prospectus and applicable prospectus supplement or post-effective amendment in these transactions may be reoffered pursuant to this prospectus by the holders thereof from time to time in transactions on the NASDAQ Global Market, in negotiated transactions, in block trades, through the writing of options on securities, or any combination of these methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing prices or at negotiated prices. These selling holders may sell their common shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers of shares for whom the broker-dealer may act as agent or to whom they may sell as principal or both.

We will bear all expenses in connection with the registration of the common shares being resold by selling holders, other than selling discounts and commissions and fees and expenses of the selling holders. The terms for the issuance of common shares may include provisions for the indemnification of the selling holders for specified civil liabilities, including liabilities under the Securities Act. We do not expect that underwriting discounts or commissions will be paid in connection with the issuances of the common shares under this prospectus. However, brokers’ commissions or finders’ fees may be paid at various times in connection with specific business combinations. Any person receiving these fees may be deemed an underwriter within the meaning of the Securities Act and any profit on the resale of the common shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

The common shares to be issued in connection with an acquisition made pursuant to this prospectus will be registered under the Securities Act and will be freely transferable under the Securities Act, except for common shares issued to any person who is deemed to be an “affiliate” of the company being acquired. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with the company being acquired and may include some of its officers and directors as well as its principal shareholders. Pursuant to Rule 145(c) under the Securities Act, the affiliates of the company being acquired may not sell their common shares issued pursuant to this prospectus except under:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other exemption under the Securities Act that may be relied upon in the opinion of legal counsel reasonably acceptable to common shares.

ProCentury’s registration statement on Form S-4, of which this prospectus forms a part, does not cover the resale of common shares to be received by affiliates of companies being acquired pursuant to this prospectus.

ABOUT PROCENTURY

ProCentury Corporation is a specialty property and casualty insurance holding company, writing specialty insurance products for small and mid-sized businesses through Century Surety Company, or Century, and ProCentury Insurance Company, or PIC, our operating insurance subsidiaries, which are rated “A-” by the

A.M. Best Company, or A.M. Best. We primarily write general liability, commercial property, commercial multi-peril, commercial auto and marine insurance in the excess and surplus lines market through a select group of general agents. The excess and surplus lines market provides an alternative market for customers with hard-to-place risks that insurance companies licensed by the state in which the insurance policy is sold, also referred to as standard insurers or admitted insurers, typically do not cover. Our strategy is to generate an underwriting profit by being selective in the classes of business and the coverages we write and providing superior service to our agents.

As a “niche” company, we offer specialty insurance products designed to meet specific insurance needs of targeted insured markets. These targeted insured markets are often not served or are underserved by standard companies and, as a specialty insurer, we seek to compete more on the basis of service and availability of coverage than price. We focus on serving the insurance needs of small and mid-sized businesses, including apartment buildings, hospitality businesses, garages, non-franchised auto dealers, condominium associations, retail and wholesale stores, artisan contractors, marinas, daycare facilities, fitness centers and special event providers. The insurance needs of these targeted insured markets are serviced by retail insurance brokers who maintain relationships with the general agents with whom we do business. The development of these specialty insurance products is accomplished through our own experience or knowledge or through proposals brought to us by an agent with special expertise in a specific class of business. We underwrite all of our applicants for insurance coverages on an individual basis. For each class we insure, we employ a number of customized endorsements, rating tools and decreased limits to align our product offerings with the risk profile of the class and the specific insured being underwritten.

Our principal executive offices are located at 465 Cleveland Avenue, Westerville, Ohio 43082, and the telephone number at that address is (614) 895-2000.

RISK FACTORS

Investing in our common shares involves a high degree of risk. Before you invest in our common shares, you should carefully consider the following risks and cautionary statements. If any of the events described in the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common shares could decline, and you could lose all or a substantial portion of your investment.

Risks Related to our Business and Industry

Our business is cyclical in nature and our industry is currently experiencing softening market conditions which may affect our financial performance, our ability to grow and the price of our common shares.

Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns. Although an individual insurance company’s financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern. This cyclicality is due in large part to the actions of industry participants, such as inadequate pricing and increasingly broad policy terms, general economic factors, such as low interest rates, the impact of terrorist attacks and severe weather, none of which is within our control. These cyclical patterns cause our revenues and net income to fluctuate, which may cause the price of our common shares to be volatile.

During the past five years, many admitted insurers returned to more risk-based underwriting disciplines in the standard market, resulting in higher premium rates, less flexible terms and, in some cases, an unavailability of adequate insurance coverage in the standard market in some classes. We, along with other excess and surplus lines insurers, benefited from this increase in rates and volume. During the past year, however, the excess and surplus lines industry began to experience softer market conditions primarily attributed to intensified competition for admitted and surplus lines insurers, resulting in slight rate decreases. Because these market conditions are due in large part to the actions of our competitors and general economic factors, we cannot predict the timing or duration of these conditions. This increase in competition is expected to continue through 2007.

Our success depends on our ability to appropriately price the risks we underwrite.

Our financial condition depends on our ability to underwrite and set premium rates accurately for a wide variety of risks. Rate adequacy is necessary to generate sufficient premiums to pay losses, loss expenses and underwriting expenses and to earn a profit. In order to price our products accurately, we must collect and properly analyze a substantial amount of data, develop, test and apply appropriate rating formulas, closely monitor and timely recognize changes in trends and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully and price our products accurately is subject to a number of risks and uncertainties, some of which are outside our control, including:

•	the availability of sufficient reliable data and our ability to properly analyze available data;

•	the uncertainties that inherently characterize estimates and assumptions;

•	our selection and application of appropriate rating and pricing techniques; and

•	changes in legal standards, claim settlement practices, medical care expenses and restoration costs.

Consequently, we could under-price risks, which would negatively affect our profit margins, or we could over-price risks, which could reduce our sales volume and competitiveness. In either event, our profitability could be materially and adversely affected.

Our actual incurred losses may be greater than our loss and loss expense reserves, which could cause our future earnings, liquidity and financial rating to decline.

We are liable for loss and loss expenses under the terms of the insurance policies we write. In many cases, several years may elapse between the occurrence of an insured loss, the reporting of the loss to us and our payment of the loss. We establish loss and loss expense reserves for our estimate of the ultimate payment of all loss and loss expenses incurred. If any of our reserves prove to be inadequate, we will be required to increase reserves resulting in a reduction in our net income in the period in which the inadequacy is identified. Future loss experience substantially in excess of established reserves could also cause our future earnings, liquidity and financial rating to decline. These reserves are based on historical data and estimates of future events and by their nature are imprecise. Our ultimate loss and loss expenses may vary from established reserves.

Furthermore, several factors may have a substantial impact on our future loss experience. These factors may include:

•	inflation in the size of claims;

•	claims development patterns;

•	legislative and judicial activity;

•	social and economic patterns; and

•	litigation and regulatory trends.

Additionally, we have established loss and loss expense reserves for certain lines of business we have exited, but circumstances could develop that would make these reserves insufficient. As of March 31, 2007, unpaid loss and loss expense reserves (net of reserves ceded to our reinsurers) were $222.7 million, consisting of case loss and loss expense reserves of $71.7 million and incurred but not reported loss and loss expense reserves of $151.0 million.

We have re-estimated our loss and loss expense reserves attributable to insured events in prior years. These re-estimations resulted in a (decrease) increase in reserves of $(991,000), $(1.1) million, $5.4 million and $11.1 million for the three months ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004, respectively.

Severe weather conditions and other catastrophes may result in an increase in the number and amount of claims experienced by our insureds.

Most of our property business is exposed to the risk of severe weather conditions and other catastrophes. Catastrophes can be caused by various events, including natural events such as severe hurricanes, winter weather, tornadoes, windstorms, earthquakes, hailstorms, severe thunderstorms and fires, and other events such as explosions, terrorist attacks and riots. The incidence and severity of catastrophes and severe weather conditions are inherently unpredictable. Severe weather conditions and catastrophes can cause losses in all of our property lines and generally result in an increase in the number of claims incurred as well as the amount of compensation sought by claimants because every geographic location in which we provide insurance policies is subject to the risk of severe weather conditions. In 2005, we recorded $5.4 million of after tax losses related to the hurricane season. In the first three months of 2007, throughout 2006 and prior to December 31, 2004, we have not been materially impacted by catastrophic events. We use a model that is commonly used throughout the industry to help us ensure that we are purchasing sufficient catastrophe reinsurance limits. Currently, we purchase catastrophe reinsurance to cover a potential catastrophe that is modeled to only occur once every 500 years. There can be no assurance that this modeled information will accurately predict catastrophic losses. It is possible that a catastrophic event or multiple catastrophic events could cause our loss and loss expense reserves to increase and our liquidity and financial condition to decline.

A decline in our financial rating assigned by A.M. Best may result in a reduction of new or renewal business.

A.M. Best, an insurance rating agency, assigns ratings that generally are based on an insurance company’s ability to pay policyholder obligations. The A.M. Best ratings criteria focus on capital adequacy, loss and loss expense reserve adequacy and operating performance. A reduction in our performance in these criteria could result in a downgrade of an insurance company’s rating. Our insurance subsidiaries received an “A-” (excellent) pooled annual rating in 2006 from A.M. Best. A downgrade of our rating below “A-” (excellent) could cause our current and future general agents, retail brokers and insureds to choose other, more highly rated competitors which would have an adverse impact on our financial results.

If we are unable to compete effectively with the large number of companies in the insurance industry for underwriting revenues, we may incur increased costs and our underwriting revenues and net income may decline.

We compete with a large number of other companies in our selected lines of business. We face competition from specialty insurance companies, underwriting agencies and intermediaries, as well as from diversified financial services companies that are significantly larger than we are and that have significantly greater financial, marketing, management and other resources than we do. Some of these competitors also have significantly greater experience and market recognition than we do.

In its Annual Review of the Excess & Surplus Lines Industry, published in September 2006, A.M. Best stated that large insurance carriers continue to dominate the excess and surplus lines market, with the top 25 insurance groups commanding an 82.5% share of the market. While we believe opportunities are available in this market, the leading insurance carriers have a firm stronghold. We are not one of the 50 largest insurance carriers in the excess and surplus lines market. Competition in this market is generally based on many factors, including:

•	the perceived market strength of the insurer in a particular line;

•	pricing and other terms and conditions;

•	service;

•	speed of claims payment;

•	the reputation and experience of the insurer; and

•	ratings assigned by independent ratings organizations, such as A.M. Best.

We compete primarily on the basis of service.

We may incur increased costs in competing for underwriting revenues. If we are unable to compete effectively in the markets in which we operate or to expand our operations into new markets, our underwriting revenues and net income may decline.

A number of new, proposed or potential legislative and industry developments could further increase competition in our industry. These developments include:

•	an increase in capital-raising by companies in our lines of business, which could result in new entrants to our markets and an excess of capital in the industry;

•	the implementation of commercial lines deregulation in several states, which could increase competition from standard carriers for our excess and surplus lines of insurance business;

•	programs in which state-sponsored entities provide property insurance in catastrophe prone areas; and

•	changing practices caused by the Internet, which may lead to greater competition in the insurance business.

New competition from these developments could cause the supply and/or demand for insurance or reinsurance to change, which could affect our ability to price our products at attractive rates and thereby affect our underwriting results. Ultimately, this competition could affect our ability to attract business at premium rates that are likely to generate underwriting profits.

We distribute our products through a select group of general agents, five of which account for a significant part of our business, and such relationships could be discontinued or cease to be profitable.

We distribute our products through a select group of general agents. Approximately 43.6% of our gross written premiums for the year ended December 31, 2006 were distributed through five general agents. In 2006, our largest agency group, with locations in six states, accounted for $51.8 million (18.3%) of our total gross written premiums. A loss of all or substantially all the business produced by one or more of these general agents could have a negative impact on our revenues. Our concentration with agents has not significantly changed since December 31, 2006.

We may not be successful in developing our new specialty lines or new classes of insureds through our program unit that could cause us to experience losses.

Since 2003, we have entered into several new specialty lines of business and more than 10 new offerings through our program unit, including commercial auto physical damage, garage liability and ocean marine. We continue to look for appropriate opportunities to diversify our business portfolio by offering new lines of insurance in which we believe we have sufficient underwriting and claim expertise. However, because of our limited history in these new lines, there is limited financial information available to help us evaluate whether we will be able to successfully develop these new lines or the likely ultimate losses and expenses associated with these new lines. Due to our limited history in these lines, we may have less experience managing their development and growth than some of our competitors. Additionally, there is a risk that the lines of business into which we expand will not perform at the levels we anticipate.

Our investment results and, therefore, our financial condition may be impacted by changes in the business, financial condition or operating results of the entities in which we invest, as well as changes in government monetary policies, general economic conditions and overall capital market conditions, all of which impact interest rates.

Our results of operations depend, in part, on the performance of our investments. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Fluctuations in interest rates affect our returns on and the fair value of our fixed-maturity securities and equity securities. Unrealized gains and losses on fixed-maturity securities and equity securities are recognized in accumulated other comprehensive income, net of taxes and increase or decrease our shareholders’ equity. Interest rates in the United States are currently low relative to historical levels. Our fixed-maturity securities and equity securities are currently in an unrealized loss position, and an increase in interest rates would further reduce the fair value of our investments in fixed-maturity securities and equity securities. In addition, defaults by third parties who fail to pay or perform obligations could reduce our investment income and realized investment gains and could result in investment losses in our portfolio.

We had fixed-maturity and equity investments with a fair value of $404.5 million as of March 31, 2007 that are subject to:

•	credit risk, which is the risk that our investments will decrease in value due to unfavorable changes in the financial prospects or a downgrade in the credit rating of an entity in which we have invested;

•	equity price risk, which is the risk that we will incur economic loss due to a decline in common or preferred stock or bond mutual fund share prices; and

•	interest rate risk, which is the risk that our investments may decrease in value due to changes in interest rates.

Our fixed-maturity investment portfolio had a fair value of $360.5 million as of March 31, 2007 and includes mortgage-backed and other asset-backed securities. As of March 31, 2007, mortgage-backed securities, asset-backed securities and collateralized mortgage obligations totaled $165.1 million and constituted 38.2% of our cash and investment portfolio. As with other fixed-maturity investments, the fair value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities and other asset-backed securities are paid more quickly, requiring us to reinvest the proceeds at the then prevailing market rates.

Our equity portfolio totaled $44.0 million as of March 31, 2007. This total includes $29.5 million of investments in preferred and common securities of individual companies, which are subject to economic loss from the decline in preferred and common share prices. As a result, the value of these investments will be determined by the specific financial prospects of these individual companies, as well as the equity markets in general. The remaining $14.5 million of our equity portfolio is invested in bond mutual funds.

Since the end of 2002, the U.S. financial markets have experienced a moderate rise in the value of the broader equity markets and a high degree of volatility in interest rates, which affect the value of our fixed-maturity securities and equity securities. Our fixed-maturity securities, equity securities, preferred shares and bond mutual funds have a fair value of $402.0 million, which represents 89.5% of our total cash and investment portfolio, these securities are subject to changes in fair value based on fluctuations in interest rates. As of March 31, 2007, a 200 basis point decline in interest rates would result in a $32.3 million, or 8.0% increase in fair value of our portfolio and a 200 basis point increase would result in a $34.9 million, or 8.7%, decrease in fair value of our portfolio. As of March 31, 2007, our investment portfolio had a net unrealized investment loss, after the effect of income taxes of $3.8 million. However, these unrealized losses may not persist in the current economic environment or may not be realized and the ultimate loss may be greater.

Our investment performance may suffer as a result of adverse capital market developments or other factors, which may affect our financial results and ability to conduct business.

We invest the premiums we receive from policyholders until it is needed to pay policyholder claims or other expenses. Our investment portfolio is managed by two outside independent investment managers and one related party investment manager, all of which operate under investment guidelines approved by our investment committee. Although we seek to maintain sufficient liquidity from operations, investing and financing activities to meet our anticipated insurance obligations and operating and capital expenditure needs, our investments are subject to a variety of risks, including risks relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. In particular, the volatility of our claims may force us to liquidate securities, which may cause us to incur capital losses. If we do not structure our investment portfolio so that it is appropriately matched with our insurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Investment losses could significantly decrease our asset base and statutory surplus, thereby affecting our ability to conduct business.

If we are not able to renew our existing reinsurance or obtain new reinsurance, either our net exposure would increase or we would have to reduce the level of our underwriting commitment.

In 2007 we purchased property excess of loss reinsurance to limit our loss from a single occurrence on any one coverage part from any one policy to $500,000. For example, if we have a property policy that has a $600,000 loss, we will be liable for $500,000 of the loss and the reinsurer will be liable for $100,000 of the loss. For our casualty business, we retain the first $500,000 of a loss and share on a quota share basis 50% of the loss amount that exceeds $500,000 up to $1.0 million. For example, if we have a casualty policy that has a $600,000 loss, we will be liable for $550,000 of the loss and the reinsurer will be liable for $50,000 of the loss. We maintained the same reinsurance structure during 2006.

Further, we purchase catastrophe reinsurance to limit losses arising from any single occurrence, regardless of how many policyholders are involved or the extent of their loss, to $4.0 million. We purchase casualty clash coverage for the loss amount above $1.0 million for any single occurrence, regardless of the number of policyholders involved. However, we may choose in the future to re-evaluate the use of reinsurance to increase or decrease the amount of liability we cede to reinsurers, depending upon the cost and availability of reinsurance.

Market conditions beyond our control determine the availability and cost of the reinsurance protection that we purchase. The reinsurance market has changed dramatically over the past few years as a result of inadequate pricing, poor underwriting and the significant losses incurred in conjunction with the terrorist attacks on September 11, 2001 and the 2004 and 2005 hurricane storm seasons. As a result, reinsurers have exited some lines of business, reduced available capacity and implemented provisions in their contracts designed to reduce their exposure to loss. In addition, the historical results of reinsurance programs and the availability of capital also affect the availability of reinsurance. The reinsurance market improved throughout 2006 due to a moderate hurricane season. Our reinsurance facilities generally are subject to annual renewal. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase, which could increase our exposure to loss, or, if we were unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments, especially catastrophe exposed risks, which would reduce our revenues. To the extent that we are forced to pay more for reinsurance or retain more liability than we do currently, we may need to reduce the volume of insurance we write. Due to the underwriting profile of our business, we have not been significantly impacted by the changes in the reinsurance market described above either in claims or reinsurance terms and pricing.

Our reinsurers may not pay claims made by us on losses in a timely fashion or may not pay some or all of these claims, in each case causing our costs to increase and our revenues to decline.

We purchase reinsurance by transferring part of the risk we have assumed (known as ceding) to a reinsurance company in exchange for part of the premium we receive in connection with the risk. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve us (the reinsured) of our liability to our policyholders. Accordingly, we bear credit risk with respect to our reinsurers. That is, our reinsurers may not pay claims made by us on a timely basis, or they may not pay some or all of these claims. Either of these events would increase our costs. As of March 31, 2007, we had $42.2 million of amounts recoverable from our reinsurers that we would be obligated to pay if our reinsurers failed to pay. We have recorded a provision for uncollectible amounts of $4.1 million at March 31, 2007 and December 31, 2006, which relates to balances due from reinsurers that are in dispute.

We are subject to extensive regulation, which may adversely affect our ability to achieve our business objectives. In addition, if we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may adversely affect our financial condition and results of operations.

General.  Our insurance subsidiaries are subject to regulations, administered primarily by Ohio and Texas, our domiciliary states, and to a lesser degree, the other states in which we are licensed or admitted to sell insurance. Most insurance regulations are designed to protect the interests of insurance policyholders, as opposed to the interests of shareholders. These regulations are generally administered by a department of insurance in each state and relate to, among other things, excess and surplus lines of business authorizations, capital and surplus requirements, rate and form approvals, investment parameter restrictions, underwriting limitations, affiliate transactions, dividend limitations, changes in control and a variety of other financial and non-financial components of our business. Significant changes in these laws and regulations could limit our discretion or make it more expensive to conduct our business. State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives.

Required Licensing.  Regulatory authorities have broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. In some instances, where there is uncertainty as to applicability, we follow practices based on our interpretations of regulations or practices that we believe generally to be followed by the industry. These practices may ultimately be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. This could adversely affect our ability to operate our business. Further, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business.

Risk-Based Capital.  The National Association of Insurance Commissioners has adopted a system to test the adequacy of statutory capital, known as “risk-based capital.” This system establishes the minimum amount of risk-based capital necessary for a company to support its overall business operations. It identifies property and casualty insurers that may be inadequately capitalized by evaluating certain inherent risks of each insurer’s assets and liabilities and its mix of net written premiums. Insurers falling below a calculated threshold may be subject to varying degrees of regulatory action, including supervision, rehabilitation or liquidation. Failure to maintain our risk-based capital at the required levels could cause our insurance subsidiary to lose its regulatory authority to conduct its business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” from our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of our risk-based capital as of December 31, 2006.

IRIS Ratios.  The Insurance Regulatory Information System, or IRIS, is part of a collection of analytical tools designed to provide state insurance regulators with an integrated approach to screening and analyzing the financial condition of insurance companies. IRIS has two phases of screening: statistical and analytical. In the statistical phase, the National Association of Insurance Commissioners database generates financial ratios based on financial information obtained from insurance companies’ annual statutory statements. The analytical phase is a review of the annual statements, financial ratios and other automated solvency tools. A ratio result falling outside the usual range of IRIS ratios is viewed as part of the regulatory early monitoring system. As of December 31, 2006, Century had no IRIS ratios outside the usual range and PIC had three IRIS ratios outside the usual range, as described in our Annual Report on Form 10-K for the year ended December 31, 2006 under “Business — Regulatory Environment — IRIS Ratios,” which could result in possible regulatory attention.

We are subject to judicial decisions affecting insurance and tort law, which may adversely affect our ability to achieve our business objectives.

State courts may render decisions impacting our liability for losses under insurance and tort law. This case law, as well as any legislation enacted in response, can impact the claim severity and frequency assumptions underlying our reserves. Accordingly, our ultimate liability may exceed our estimates due to this variable, among others.

As a holding company, we are dependent on the results of operations of our insurance subsidiaries and the regulatory and contractual capacity of our subsidiaries to pay dividends to us. Some states limit the aggregate amount of dividends our subsidiaries may pay to us in any twelve-month period, thereby limiting our funds to pay expenses and dividends.

We are an insurance holding company and our principal asset is the shares we hold in Century. Dividends and other payments from this company are our primary source of funds to pay expenses and dividends to our shareholders. The payment of dividends by Century to us is limited by statute. In general, these restrictions limit the aggregate amount of dividends or other distributions that Century may declare or pay within any twelve-month period without advance regulatory approval. Generally, this limitation is the greater of statutory net income for the preceding calendar year or 10% of the statutory surplus at the end of the preceding calendar year. In addition, insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels and could refuse to permit the payment of dividends of the maximum amounts calculated under any applicable formula. As a result, we may not be able to receive dividends from our subsidiary at times and in amounts necessary to meet our debt service obligations or to pay dividends to our shareholders or corporate expenses. The amount of dividends that can be paid to us from Century in 2007 without regulatory approval is $18.4 million.

Although we have paid cash dividends in the past, we may not pay cash dividends in the future.

The declaration and payment of dividends is subject to the discretion of our board of directors and will depend on our financial condition, results of operations, cash requirements, future prospects, regulatory and contractual restrictions on the payment of dividends by our subsidiaries and other factors deemed relevant by our board of directors. There is no requirement that we must, and we cannot assure you that we will, declare and pay any dividends in the future. Our board of directors may determine to retain such capital for general corporate or other purposes.

If we lose key personnel or are unable to recruit qualified personnel, our ability to implement our business strategies could be delayed or hindered.

Our future success will depend, in large part, upon the efforts of our executive officers and other key personnel. We rely substantially upon the services of Edward F. Feighan, our Chairman of the Board, President and Chief Executive Officer, Erin E. West, our Vice President, Chief Financial Officer and Treasurer and Christopher J. Timm, our Executive Vice President and Director. Messrs. Feighan and Timm and Ms. West each have an employment agreement with us. The loss of any of these officers or other key personnel could cause our ability to implement our business strategies to be delayed or hindered. We do not have key person insurance on the lives of any of our key management personnel, except one officer. As we continue to grow, we will need to recruit and retain additional qualified personnel, but we may not be able to do so. As we have grown, we have generally been successful in filling key positions, but our ability to continue to recruit and retain such personnel will depend upon a number of factors, such as our results of operations, prospects and the level of competition then prevailing in the market for qualified personnel.

Managing technology initiatives and meeting new data security requirements present significant challenges for us.

While technological developments can streamline many business processes and ultimately reduce the cost of operations, technology initiatives can present short-term cost and implementation risks. In addition, projections of expenses, implementation schedules and utility of results may be inaccurate and can escalate over time. We rely on these systems to process new and renewal business, provide customer service, make claims payments and facilitate collections and cancellations, as well as to perform actuarial and other analytical functions necessary for pricing and product development.

Data security is subject to increasing regulation. We face rising costs and competing time constraints in meeting compliance requirements of new and proposed regulations. The expanding volume and sophistication of computer viruses, hackers and other external hazards may increase the vulnerability of our data systems to security breaches. These increased risks and expanding regulatory requirement expose us to potential data loss and damages and significant increases in compliance and litigation costs.

Our general agents may exceed their authority and bind us to policies outside our underwriting guidelines, and until we effect a cancellation, we may incur loss and loss expenses related to that policy.

As of March 31, 2007, we underwrote 64.0% of our property and casualty premiums on a limited binding authority basis. Binding authority business represents risks that may be quoted and bound by our general agents prior to our underwriting review. If a general agent exceeds this authority by binding us to a risk that does not comply with our underwriting guidelines, we are at risk for claims under that policy that occur during the period from its issue date until we receive the policy and cancel it.

To cancel a policy for exceeding underwriting authority, we must receive and cancel the policy within statutorily prescribed time limits that are dependent on the jurisdiction but are typically 60 days. Our general agents are required by contract to have bound policies issued and a copy sent to our office within 30 days of the effective date of coverage. Our policy review generally takes two to four weeks, depending on the time of year. Upon review of a policy, we issue instructions to cure any material errors we discover. If cancellation of the policy is the only cure, we order the cancellation of the policy at that time pursuant to state law. As a result, we may be bound by a policy that does not comply with our underwriting guidelines, and until we can effect a cancellation, we may incur loss and loss expenses related to that policy.

Our reliance on our agents subjects us to credit risk.

Our agents collect premiums from policyholders and forward them to us. In certain jurisdictions, when the insured pays premiums for these policies to agents for payment over to us, the premiums might be considered to have been paid under applicable insurance laws and regulations, and the insured will no longer be liable to us for these amounts, whether or not we actually receive the premiums from the agent. Consequently, we assume a degree of credit risk associated with our agents. Although agents’ failures to remit premiums to us have not caused a material adverse impact on us to date, there have been instances where agents collected premiums and did not remit it to us and we were nonetheless required under applicable law to provide the coverage set forth in the policy despite the absence of premium. Because the possibility of these events is dependent in large part upon the financial condition of our agents, which is not publicly available, we are not able to quantify the exposure presented by this risk. If we are unable to collect premiums from our agents in the future, our financial condition and results of operations could be materially and adversely affected.

We are exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

We continue to evaluate our internal controls systems to allow management to report on, and our independent registered public accounting firm to audit, our internal controls over financial reporting and to perform the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In the course of this evaluation, we may identify control deficiencies of varying degrees of severity under applicable Securities and Exchange Commission (the “SEC”) and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency, or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we cease to comply with the requirements of Section 404 manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC or NASDAQ. Additionally, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements and our stock price may be adversely affected. If we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets, and your share price may be adversely affected.

Risks Related to this Offering

We may not be able to successfully complete and integrate strategic acquisitions which may adversely impact our growth.

As part of our present strategy, we continue to evaluate possible acquisition transactions and the start-up of complementary business ventures on an ongoing basis, and at any given time, we may be engaged in discussions with respect to possible acquisitions and new ventures. We cannot assure you that we will be able to identify suitable acquisition transactions or insurance ventures, that such transactions will be financed and completed on acceptable terms or that our future acquisitions or ventures will be successful. The process of integrating companies involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems concerning assimilating and retaining the employees of the acquired company, challenges in retaining customers and potential adverse short-term effects on operating results. In addition, we may incur debt to finance future acquisitions and we may issue securities in connection with future acquisitions which may dilute the holdings of our current and future shareholders. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy could be adversely affected. Furthermore, our current acquisition strategy may include the evaluation of potential acquisitions of privately-held companies. Because privately-held companies are generally not subject to Section 404 of the Sarbanes-Oxley Act of 2002, such companies may not have adequate internal control procedures, which may, during our integration with any such company, have an adverse affect on our internal controls.

Applicable insurance laws and certain provisions in our articles of incorporation make it difficult to effect a change of control, and a large shareholder may have significant influence over potential change of control transactions.

Under applicable Ohio insurance laws and regulations, no person may acquire control of ProCentury unless that person has filed a statement containing specified information with the Ohio Department of Insurance and obtains advance approval for the acquisition. Under applicable laws and regulations, any person acquiring, directly or indirectly (by revocable proxy or otherwise), 10% or more of the voting shares of any other person is presumed to have acquired control of such person, and a person who beneficially acquires 10% or more of our common shares without obtaining advance approval would be in violation of Ohio insurance law and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action as determined by the Director of the Ohio Department of Insurance.

In addition, the Texas Department of Insurance requires a filing and approval of the commissioner in connection with certain acquisitions and change of control transactions. Many state insurance laws also require prior notification to the state insurance department of a change of control of a non-domiciliary insurance company licensed to transact insurance in that state. While these pre-notification statutes do not authorize the state insurance departments to disapprove the change of control, they authorize regulatory action (including a possible revocation of our authority to do business) in the affected state if particular conditions exist such as undue market concentration. Any future transactions that would constitute a change of control of us may require prior notification in the states that have pre-acquisition notification laws.

Certain provisions of our articles of incorporation and Ohio law make it more difficult to effect the acquisition of control of ProCentury by means of a tender offer, open market purchase, a proxy fight or otherwise. The provisions in our articles of incorporation that make it difficult to effect a change of control include the authority of our board of directors to issue series of preferred shares with such voting rights and other powers as the board of directors may determine and the requirement of the affirmative vote of the holders of not less than 75% of the votes entitled to be cast by all holders of all of our outstanding shares for certain transactions that could effect a change of control. Also, our code of regulations contains notice requirements relating to nominations to the board of directors and to the raising of business matters at shareholders’ meetings.

Volatility of our common share price could adversely affect shareholders.

The market price of our common shares could fluctuate significantly as a result of:

•	quarterly variations in our operating results;

•	seasonality of our business cycle;

•	interest rate changes;

•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning our company or the insurance industry in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends in our markets;

•	changes in laws and regulations affecting our business;

•	material announcements by us or our competitors;

•	sales of substantial amounts of common shares by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions and acts of war or terrorism.

FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference forward looking statements, and we intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward looking statements, which generally include words such as “anticipates”, “expects,” “believes,” “intends,” “estimates” and similar expressions and include those statements regarding our expectations, hopes, beliefs, intentions, goals or strategies regarding the future and are based on certain underlying assumptions by us. Such assumptions are, in turn, based on information available and internal estimates and analyses of general economic conditions, competitive factors, conditions specific to the property and casualty insurance industry, claims development and the impact thereof on our loss reserves, the adequacy of our reinsurance programs, developments in the securities market and the impact on our investment portfolio, regulatory changes and conditions, and other factors. Actual results could differ materially from those in our forward looking statements These forward-looking statements include, but are not limited to those described under “Risk Factors.” We assume no obligation to update any such statements except as required by law. You should review the various risks, uncertainties and other factors described under the caption “Risk Factors” in this prospectus, in our Annual Reports on Form 10-K and from time to time in our other SEC filings.

DESCRIPTION OF CAPITAL SHARES

Our amended and restated articles of incorporation authorize us to issue up to 20 million common shares, without par value, and one million preferred shares, without par value. As of June 1, 2007, we had 13,358,867 common shares outstanding. In addition, as of June 1, 2007, we have reserved 852,996 common shares for issuance under our equity-based award plans. Our common shares are listed on the NASDAQ Global Market under the symbol “PROS.” National City Bank, Cleveland, Ohio, is the transfer agent and registrar of the common shares.

The following description of our capital shares sets forth certain of their general terms and provisions. The following description of our capital shares is in all respects subject to and qualified by reference to the applicable provisions of our amended and restated articles of incorporation and our code of regulations.

Common Shares

Pursuant to our amended and restated articles of incorporation, holders of our common shares are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, a holder of a majority of the outstanding common shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the rights of holders of our preferred shares, if any, holders of our common shares are entitled to receive ratably dividends, if any, as may be declared by our board of directors. Upon the liquidation, dissolution or winding up of our affairs, holders of our common shares are entitled to receive ratably our net assets available for distribution after the payment of our debts and other liabilities, subject to prior and superior rights of any preferred shares. Holders of our common shares have no preemptive, subscription, redemption or conversion rights. The outstanding common shares are, and the shares offered by this prospectus when issued and paid for will be, fully paid and nonassessable.

Preferred Shares

Under our articles of incorporation, our board of directors is authorized, subject to limitations prescribed by law, without further shareholder approval, from time to time to issue up to an aggregate of one million preferred shares in one or more series and to fix or alter the designations, rights, preferences and any qualifications, limitations or restrictions of the shares of each of these series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change of control.

Certain Anti-Takeover Provisions of Ohio and Other State Laws

Ohio Anti-Takeover Law

Certain provisions of Ohio law may have the effect of discouraging or rendering more difficult an unsolicited acquisition of a corporation or its capital shares to the extent the corporation is subject to those provisions. We have opted out of Chapter 1704 of the Ohio Revised Code, relating to transactions involving interested shareholders. We remain subject to the provisions described below.

Under Section 1701.831 of the Code, the acquisition of shares entitling the holder to exercise certain levels of voting power of an issuing public corporation (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of (i) the holders of at least a majority of the total voting power and (ii) the holders of at least a majority of the total voting power held by shareholders other than the proposed acquirer, officers of the corporation elected or appointed by the directors, and directors of the corporation who are also employees of the corporation and excluding certain shares that are transferred after the announcement of the proposed acquisition and prior to the vote with respect to the proposed acquisition.

Section 1701.59 of the Ohio Revised Code provides, with certain limited exceptions, that a director shall be held liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for its best interest. In addition, Section 1701.59 of the Ohio Revised Code provides that a director of an Ohio corporation, in determining what he or she reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation’s shareholders and may consider, in his or her discretion, any of the following: (i) the interests of the corporation’s employees, suppliers, creditors and customers; (ii) the economy of the State of Ohio and the nation; (iii) community and societal considerations; and (iv) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Section 1707.041 of the Ohio Revised Code regulates certain “control bids” for corporations in Ohio with fifty or more shareholders that have significant Ohio contacts and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees. Section 1707.043 of the Ohio Revised Code provides an Ohio corporation, or in certain circumstances the shareholders of an Ohio corporation, the right to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation.

Insurance Holding Company Regulations on Change of Control

We are regulated as an insurance holding company and are subject to state laws that restrict the ability of any person to obtain control of an insurance holding company without prior regulatory approval. Without this approval or an exemption, no person may acquire any voting security of an insurance holding company that controls an insurance subsidiary or merge with the holding company. Control is generally defined as the direct or indirect power to direct or indirect power to direct or cause the direction of the management and policies of a person and is usually presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

Certain Anti-Takeover Provisions of our Articles of Incorporation and Code of Regulations

Classified Board of Directors; Removal of Directors; Filling of Vacancies

Our board of directors is divided into three classes of three directors each. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent directors.

Our articles of incorporation and code of regulations provide that a director, or the entire Board of Directors, may be removed from office only for cause by the affirmative vote of the holders of record of outstanding shares representing at least 75% of the votes entitled to be cast by the holders of all then outstanding common shares, voting together as a single class. This supermajority voting provision makes it more difficult for shareholders to remove directors.

Pursuant to our code of regulations, any vacancy in the Board of Directors caused by any removal by the shareholders at a special meeting may be filled by the shareholders at the same meeting. In addition, our articles of incorporation provide that vacancies on the Board created by causes other than removal, including a vacancy created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office. A person appointed to fill a vacancy on the Board of Directors will serve until the expiration of his or her term.

Advance Notice Provisions

Our code of regulations establishes an advance notice procedure for shareholders to nominate directors or bring other business before a meeting. Unless nominated by the board of directors, no nomination of any candidate for election to the board of directors by a shareholder is eligible for consideration unless a written statement setting forth the candidate’s name and qualifications is delivered to the board of directors by a shareholder entitled to vote.

In the case of an annual meeting, the statement must be submitted at least 90 days prior to the anniversary date of the last annual meeting; in the case of a special meeting, the statement must be delivered at least 90 days prior to the date of a special meeting at which an election is to occur.

Unless proposed by a majority of the directors, no business is eligible for consideration at an annual or special meeting of shareholders unless a written statement setting forth the business and its purpose is delivered to the board of directors by a shareholder entitled to vote at least 90 days prior to the special meeting at which the business is to be considered or, in the case of an annual meeting, at least 90 days prior to the anniversary date of the last annual meeting. These provisions may make it more difficult for shareholders to make nominations for directors or bring matters before a meeting of shareholders.

Supermajority Vote for Major Transactions

Pursuant to our articles of incorporation, the following actions, with certain exceptions, require the affirmative vote of the holders of not less than 75% of the votes entitled to be cast by all holders of all our then outstanding shares (provided that such affirmative vote must include the affirmative vote of the holders of our outstanding shares entitled to cast a majority of the votes entitled to be cast by the holders of all our then outstanding shares not beneficially owned by a substantial shareholder):

•	any merger or consolidation of us or our subsidiaries with or into a substantial shareholder, which is the beneficial owner, as defined by Rule 13d-3 of the Securities Exchange Act of 1934, of more than 15% of our outstanding shares entitled to vote (subject to certain conditions regarding time of ownership);

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of our assets or our subsidiaries to or with any substantial shareholder;

•	the issuance or transfer by us or our subsidiaries of any equity securities to a substantial shareholder in exchange for cash, securities or property with a fair market value in excess of five percent of our book value;

•	the adoption of any plan or proposal for our liquidation or dissolution while there is a substantial shareholder; or

•	any reclassification of our securities or recapitalization, or any reorganization, merger or consolidation of us with any of our subsidiaries.

These supermajority voting provisions may make it more difficult for us to engage in certain transactions that our board of directors deems advisable and beneficial to us.

Our articles of incorporation require an amendment that amends any provision of the articles of incorporation requiring the vote of a supermajority of shareholders entitled to vote be approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote. All other provisions of our articles of incorporation may be amended by the affirmative vote of at least a majority of the outstanding shares entitled to vote. Our articles of incorporation require an amendment that amends our code of regulations be approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote; provided, that if the amendment has been approved by three-fourths of the board of directors, the amendment need only be approved by at least a majority of the outstanding shares entitled to vote.

Blank Check Preferred Shares

Our articles of incorporation authorize our board of directors, without shareholder approval, to issue preferred shares with voting and conversion rights that could adversely affect the voting power of the holders of our common shares. This right of issuance could be used as a method of preventing a party from gaining control of us.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common shares, we refer you to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s web site listed above, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces that information. We incorporate by reference the following documents we filed, excluding any information contained therein or attached as exhibits thereto which has been furnished but not filed, with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Current Report on Form 8-K filed on March 26, 2007; and

•	The description of our common shares contained in our Registration Statement on Form 8-A dated March 19, 2004 and all amendments or reports filed with the SEC for purposes of updating such description.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and a part of this prospectus from the date of filing such documents.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in any such documents), call or write ProCentury Corporation, 465 Cleveland Avenue, Westerville, Ohio 43082, Attention: Jeffrey Racz, Investor Relations, telephone number (614) 895-2000. These documents can also be found on our web site at http://www.procentury.com as soon as reasonably practicable after we file such information with the SEC. Information contained on our web site is not incorporated by reference into and does not form any part of this prospectus.

EXPERTS

The consolidated financial statements and financial statement schedules of ProCentury Corporation and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 financial statements refers to the Company’s adoption of the Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

VALIDITY OF THE SECURITIES

The validity of the shares being offered hereby will be passed upon for us by Baker & Hostetler LLP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Ohio Revised Code authorizes Ohio corporations to indemnify officers and directors against liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (1) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (2) if the liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Revised Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between the officers and directors and the corporation. A corporation may maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of his status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Revised Code.

The Registrant’s code of regulations provides for indemnification of directors and officers of the Registrant to the fullest extent not prohibited by applicable law against any costs and expenses actually and reasonably incurred by or imposed upon a director or officer in connection with any action, suit, investigation or proceeding, whether civil, criminal, administrative or otherwise, with respect to which the director or officer is named or otherwise becomes or is threatened to be made a party by reason of being or at any time having been a director or officer of the company, or by reason of being or at any time having been, while such a director or officer, an employee or other agent of the company or, at the direction or request of the company, a director, trustee, officer, administrator, manager, employee, member, advisor or other agent of or fiduciary for any other corporation, partnership, trust, venture or other entity or enterprise including any employee benefit plan.

The Registrant maintains a directors’ and officers’ insurance policy which insures its directors and officers from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Registrant, subject to certain exceptions.

The Registrant has entered into indemnification agreements with its directors which provide for indemnification to the fullest extent permitted under Ohio law.

Item 21.	Exhibits

Exhibit
No.	Exhibit Description

4.1	Amended and Restated Articles of Incorporation of ProCentury Corporation (incorporated herein by reference to ProCentury Corporation’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 (File No. 000-50641))
4.2	Amended and Restated Code of Regulations of ProCentury Corporation (incorporated herein by reference to ProCentury Corporation’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 (File No. 000-50641))
4.3	Specimen Certificate for common shares, without par value, of ProCentury Corporation (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
4.4	Indenture, dated as of December 4, 2002, by and between ProFinance Holdings Corporation and State Street Bank and Trust Company of Connecticut (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
4.5	Amended and Restated Declaration of Trust, dated as of December 4, 2002, by and among State Street Bank and Trust Company of Connecticut, ProFinance Holdings Corporation and Steven R. Young and John Marazza, as Administrators (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
4.6	Guarantee Agreement, dated as of December 4, 2002, by and between ProFinance Holdings Corporation and State Street Bank and Trust Company of Connecticut (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
4.7	Indenture, dated as of May 16, 2003, by and between ProFinance Holdings Corporation and U.S. Bank National Association (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
4.8	Amended and Restated Declaration of Trust, dated as of May 16, 2003, by and among U.S. Bank National Association, ProFinance Holdings Corporation and Steven R. Young and John Marazza, as Administrators (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
4.9	Guarantee Agreement, dated as of May 16, 2003, by and between ProFinance Holdings Corporation and U.S. Bank National Association (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
5	Opinion of Baker & Hostetler LLP regarding legality
23.1	Consent of KPMG LLP
23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5)
24	Power of Attorney (included on the signature page hereto)

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westerville, State of Ohio, on June 25, 2007.

PROCENTURY CORPORATION

By:	/s/ Edward F. Feighan
Edward F. Feighan
Chairman, Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Erin E. West and Nicholas L. Alexander, or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Edward F. Feighan Edward F. Feighan	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	June 25, 2007

/s/ Erin E. West Erin E. West	Chief Financial Officer and Treasurer	June 25, 2007

/s/ Michael J. Endres Michael J. Endres	Director	June 25, 2007

/s/ Robert F. Fix Robert F. Fix	Director	June 25, 2007

/s/ Jeffrey A. Maffet Jeffrey A. Maffet	Director	June 25, 2007

/s/ Press C. Southworth III Press C. Southworth III	Director	June 25, 2007

/s/ Christopher J. Timm Christopher J. Timm	Director	June 25, 2007

/s/ Alan R. Weiler Alan R. Weiler	Director	June 25, 2007

/s/ Robert J. Woodward, Jr. Robert J. Woodward, Jr.	Director	June 25, 2007

EXHIBIT INDEX

Exhibit
No.	Exhibit Description

4.1	Amended and Restated Articles of Incorporation of ProCentury Corporation (incorporated herein by reference to ProCentury Corporation’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 (File No. 000-50641))
4.2	Amended and Restated Code of Regulations of ProCentury Corporation (incorporated herein by reference to ProCentury Corporation’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 (File No. 000-50641))
4.3	Specimen Certificate for common shares, without par value, of ProCentury Corporation (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
4.4	Indenture, dated as of December 4, 2002, by and between ProFinance Holdings Corporation and State Street Bank and Trust Company of Connecticut (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
4.5	Amended and Restated Declaration of Trust, dated as of December 4, 2002, by and among State Street Bank and Trust Company of Connecticut, ProFinance Holdings Corporation and Steven R. Young and John Marazza, as Administrators (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
4.6	Guarantee Agreement, dated as of December 4, 2002, by and between ProFinance Holdings Corporation and State Street Bank and Trust Company of Connecticut (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
4.7	Indenture, dated as of May 16, 2003, by and between ProFinance Holdings Corporation and U.S. Bank National Association (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
4.8	Amended and Restated Declaration of Trust, dated as of May 16, 2003, by and among U.S. Bank National Association, ProFinance Holdings Corporation and Steven R. Young and John Marazza, as Administrators (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
4.9	Guarantee Agreement, dated as of May 16, 2003, by and between ProFinance Holdings Corporation and U.S. Bank National Association (incorporated herein by reference to ProCentury Corporation’s Registration Statement on Form S-1 (File No. 333-111294), as amended)
5	Opinion of Baker & Hostetler LLP regarding legality
23.1	Consent of KPMG LLP
23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5)
24	Power of Attorney (included on the signature page hereto)